UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PINNACLE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINNACLE SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, October 27, 2004

TO THE SHAREHOLDERS OF PINNACLE SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of PINNACLE SYSTEMS, INC., a California corporation, will be held on Wednesday, October 27, 2004, at 2:00 p.m. local time at the Sheraton Palo Alto located at 625 El Camino Real, Palo Alto, California 94301, for the following purposes:

1.	to elect eight directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005;

3.	to approve the extension of the term of our 1994 director option plan by one year to August 23, 2005;

4.	to approve an amendment to our 2004 employee stock purchase plan to increase the aggregate number of shares of common stock available for issuance thereunder by 2,000,000 to a total of 3,203,227 shares; and

5.	to transact such other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on Wednesday, September 15, 2004 will be entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, to ensure representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the annual meeting. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Scott E. Martin
Scott E. Martin Senior Vice President of Human Resources and Legal and Corporate Secretary

Mountain View, California

September 30, 2004

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE AS PROMPTLY AS POSSIBLE.

i

ii

PINNACLE SYSTEMS, INC.

PROXY STATEMENT FOR THE

2004 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Pinnacle Systems, Inc. for use at our 2004 annual meeting of shareholders or at any postponement or adjournment of the meeting. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of shareholders.

The annual meeting will be held at the Sheraton Palo Alto located at 625 El Camino Real, Palo Alto, California 94301 on Wednesday, October 27, 2004, at 2:00 p.m. local time. The telephone number for the Sheraton Palo Alto is (650) 328-2800.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including financial statements, were first mailed on or about Thursday, September 30, 2004 to all shareholders entitled to vote at the annual meeting. Although the Annual Report on Form 10-K and this proxy statement are being mailed together, the Annual Report on Form 10-K does not constitute part of this proxy statement. You may receive an additional copy of our Annual Report on Form 10-K or a copy of the exhibits to our Annual Report on Form 10-K without charge by sending a written request to our corporate secretary at our principal executive offices located at 280 North Bernardo Avenue, Mountain View, California 94043.

Record Date

Shareholders of record at the close of business on Wednesday, September 15, 2004 are entitled to notice of and to vote at the annual meeting. We have one series of common shares outstanding, designated common stock, no par value. As of the close of business on the record date, 69,296,046 shares of our common stock were issued and outstanding and held of record by approximately 248 shareholders of record. As of the record date, no shares of our preferred stock were outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of September 15, 2004 by:

•	each shareholder known by us to beneficially own more than 5% of our common stock;

•	each of our current directors and nominee for director;

•	each of the executive officers named in the summary compensation table on page 26; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to applicable common property laws.

Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)
5% Shareholders:
Mac-Per-Wolf Company(2) 310 S. Michigan Ave., Suite 2600 Chicago, Illinois 60604	8,655,885	—	8,655,885	12.5%
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	6,660,329	—	6,660,329	9.6%
Mazama Capital Management, Inc.(4) One S.W. Columbia, Suite 1500 Portland, Oregon 97258	5,936,088	—	5,936,088	8.6%
Barclays Global Investors, NA(5) 45 Fremont Street San Francisco, California 94105	3,791,095	—	3,791,095	5.5%

Directors, Director Nominee and Named Executive Officers:
Patti S. Hart	3,101	129,166	132,267	*
Charles J. Vaughan	132,140	195,000	327,140	*
J. Kim Fennell	3,121	187,500	190,621	*
L. Gregory Ballard	5,000	71,000	76,000	*
Ajay Chopra(6)	166,283	501,645	667,928	*
Teresa Dial	—	—	—	—
Robert J. Finocchio, Jr.	—	—	—	—
L. William Krause	—	110,000	110,000	*
John C. Lewis	15,000	105,000	120,000	*
Harry Motro	—	32,500	32,500	*
Mark L. Sanders	365,431	779,334	1,144,765	1.6%
Warren Allgyer	8,224	11,458	19,682	*
Georg Blinn	8,230	495,187	503,417	*
Arthur D. Chadwick	110,847	194,995	305,842	*
William Loesch	12,397	337,082	349,479	*
All directors and executive officers as a group (19 persons)	840,574	3,185,387	4,025,961	5.8%

(1)	This table is based upon information supplied by officers, directors and principal shareholders. Applicable percentage of ownership is based on shares of common stock outstanding as of September 15, 2004. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of September 15, 2004, including upon the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares.

(2)	Information based on the Schedule 13G filed on February 2, 2004 with the Securities and Exchange Commission by Mac-Per-Wolf Company. Such entity is a parent holding company filing on behalf of its two subsidiaries: (i) PWMCO, LLC, a broker dealer registered under Section 15 of the Securities Act of 1933, as amended, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Perkins, Wolf, McDonnell and Company, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3)

Information based on the Schedule 13G filed on February 17, 2004 with the Securities and Exchange Commission by FMR Corp. FMR Corp. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies, which include several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 6,660,329 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(4)	Information based on the Schedule 13G filed on February 11, 2004 with the Securities and Exchange Commission.

(5)	Information based on the Schedule 13G filed on February 17, 2004 with the Securities and Exchange Commission by Barclays Global Investors, N.A., such entity beneficially owned 2,632,421 shares of our common stock. According to such Schedule 13G, 1,110,174 shares are beneficially owned by Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, which acts as investment adviser to various companies. According to such Schedule 13G, 48,500 shares are beneficially owned by Barclays Bank plc, a bank as defined in Section 3(a)(6) of the Exchange Act, as amended.

(6)	Includes 33,492 shares beneficially held for Mr. Chopra’s children, and Mr. Chopra holds voting and dispositive power over these shares.

Voting

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid reply envelope that we have provided. Of course, you may also choose to come to the annual meeting and vote your shares in person. The proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors.

You are entitled to one vote for each share of common stock held by you on the record date. With respect to the election of directors (Proposal One), directors must be elected by a plurality of the votes cast at the annual meeting. This means that the eight nominees receiving the highest number of votes will be elected. Every shareholder complying with Section 708(b) of the California General Corporation Law and voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such shareholder is entitled to vote, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than eight candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder’s votes. On all other matters, each share of common stock has one vote.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present or represented in order to hold the annual meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting in person or if you submit a properly executed proxy card.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposals to ratify the appointment of KPMG LLP as our independent registered public accounting firm, to approve the extension of the term of the 1994 director option plan and to approve an amendment to our 2004 employee stock purchase plan, your abstention will have the same effect as a vote against these proposals.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposal One and Proposal Two, which are routine matters. However, for shares held through a broker or other nominee who is a NYSE member organization, your shares will only be voted in favor of Proposal Three and Proposal Four if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of those proposals. See “Vote Required” for each proposal for further information.

Proxy Solicitation Costs

This solicitation of proxies is made by our board of directors, and all related costs will be borne by us. None of our directors intend to oppose any action for which shareholder approval is being solicited. We have retained the services of our transfer agent, Mellon Investor Services LLC, to assist in obtaining proxies from brokers and nominees of shareholders for the annual meeting. The estimated cost of such services is $9,500 plus out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees may solicit proxies on behalf of our board of directors without additional compensation, personally, by telephone or facsimile. We expect Mellon Investor Services LLC to tabulate the proxies and act as the inspector of elections.

Revoking Your Proxy Card

You may revoke your proxy card at any time before it is voted at the annual meeting. In order to do this, you must either (i) sign and return another proxy card bearing a later date; (ii) provide written notice of the revocation to our corporate secretary before we take the vote at the meeting; or (iii) attend the meeting and vote in person. Your attendance will not automatically revoke your proxy; you must specifically revoke your proxy.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	FOR the election of the eight nominees to the board of directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2005;

•	FOR the adoption of the extension of the term of our 1994 director option plan by one year to August 23, 2005; and

•	FOR the amendment to our 2004 employee stock purchase plan to increase the aggregate number of shares of common stock available for issuance thereunder by 2,000,000 to a total of 3,203,227 shares.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be calculated by our transfer agent and inspector of elections, Mellon Investor Services LLC, and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2005.

Deadline for Receipt of Shareholder Proposals for 2005 Annual Meeting of Shareholders

As a shareholder, you may be entitled to present proposals for action at an upcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. If you intend to present a proposal at our 2005 annual meeting of shareholders, the proposal must be received by us no later than June 2, 2005 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for shareholder proposals that are not intended to be included in a company’s proxy statement. The discretionary vote deadline for our 2005 annual meeting is August 16, 2005, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a shareholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2005 annual meeting.

Nomination of Director Candidates

You may also propose director candidates for consideration by the board’s nominating and governance committee. It is our policy that our nominating and governance committee will consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by other board members or management. See “Corporate Governance—Policy for Director Recommendations and Nominations” for additional information.

Shareholder Communications to Directors

Shareholders may communicate directly with our directors by sending written correspondences to the attention of our corporate secretary at our principal executive offices located at 280 North Bernardo Avenue, Mountain View, California 94043. Our corporate secretary will monitor these correspondences and will ensure that all original shareholder communications and summaries of and responses thereto are provided to the board of directors at its regularly scheduled meetings at least quarterly, or more frequently as the corporate secretary deems appropriate. Any shareholder communication marked “Confidential” will be immediately forwarded by our corporate secretary to the addressee(s) without review or comment by our corporate secretary. After reviewing shareholder correspondences, our board of directors will determine whether any response is necessary and whether further action is required.

Other Matters

Other than the four matters listed above, our board of directors does not intend to present any other matters to be voted on at the 2004 annual meeting of shareholders. Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the 2004 annual meeting of shareholders and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934, as amended.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

A board of eight directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, seven of whom are presently serving on our board of directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next annual meeting of shareholders or until such director’s successor has been duly elected and qualified.

Vote Required

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to the board of directors. Abstentions and broker non-votes will not be counted in the election of directors.

Nominees

The following table sets forth the names, ages and titles of the nominees as of September 15, 2004. With the exception of Ms. Dial, all nominees are currently directors.

Name	Age	Position with Pinnacle	Director Since
Patti S. Hart	47	President, Chief Executive Officer and Chairman of Board of Directors	2004
Ajay Chopra	47	Chief Operations Officer and Director	1986
L. Gregory Ballard(1)(3)	50	Director	1998
Teresa Dial	54	Director Nominee	—
Robert J. Finocchio, Jr.(2)(3)(5)	53	Director	2004
L. William Krause(1)(3)(4)	62	Director	1999
John C. Lewis(2)(3)(6)	68	Director	1995
Harry Motro(2)(3)	43	Director	2003

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

(3)	Member of the nominating and governance committee.

(4)	Chairman of the compensation committee.

(5)	Chairman of the audit committee.

(6)	Chairman of the nominating and governance committee.

There are no family relationships between any of our directors or executive officers.

Ms. Hart has served as our chairman of the board of directors, and president and chief executive officer since March 2004. Prior to joining our company, Ms. Hart served as president and chief executive officer of Excite@Home, Inc. and was the chairman of its board of directors for the period between April 2000 and March

2002. Excite@Home filed for protection under Chapter 11 of the Federal Bankruptcy Code on September 28, 2001. Before joining Excite@Home, Ms. Hart was president and chief executive officer of Telocity, Inc. and was a member of its board of directors between July 1999 and March 2001. From February 1994 through April 1999, Ms. Hart served as president and chief operating officer of Sprint’s Long Distance Division. Ms. Hart also currently serves as a director of Plantronics, Inc. and Korn/Ferry International.

Mr. Chopra, one of our founders, has served as our chief operations officer since May 2004 and has served as one of our directors since our inception in May 1986. From July 2001 to May 2004, he was president of our broadcast and professional division. In addition, Mr. Chopra served as the chairman of our board of directors from January 1990 to July 2002. Mr. Chopra served as president of our professional media division from August 2000 to August 2001, and as our vice president, general manager, desktop products from April 1997 to July 2000. Mr. Chopra previously served as our chief technology officer from June 1996 to April 1997, as our vice president of engineering from January 1990 to June 1996, and as our president and chief executive officer from May 1986 to January 1990.

Mr. Ballard has served as one of our directors since July 1998. Mr. Ballard currently serves as the chief executive officer and a director of Sorrent, Inc., a publisher of entertainment products for cell phones Mr. Ballard served as chief executive officer and a director of SONICblue, Inc., a consumer electronics company, from April 2002 to May 2003. Mr. Ballard served as chief executive officer of MyFamily.com, a leading website for connecting families on the internet, from January 2000 to July 2001. Mr. Ballard served as a director of MyFamily.com. Mr. Ballard was president, chief executive officer and a director of 3dfx Interactive Inc., a developer of 3D media processors, from December 1996 to October 1999. Prior to joining 3dfx Interactive Inc., Mr. Ballard was president of Capcom Entertainment, Inc., a video game and multimedia entertainment company, from May 1995 to November 1996. Prior to that, Mr. Ballard served as chief operating officer and chief financial officer of Digital Pictures, Inc., a video game company, from May 1994 to June 1995. Mr. Ballard was president and chief executive officer of Warner Custom Music Corporation, a multimedia marketing division of Time Warner Inc., from October 1992 to May 1994, and president and chief operating officer of Personics Corporation, a predecessor to Warner Music, from January 1991 to October 1992. Mr. Ballard has also served as a director of THQ, Inc. and IGN Entertainment, Inc.

Teresa Dial was chief executive officer of Wells Fargo Bank and group executive vice president and a member of the management committee of Wells Fargo & Co. from November 1998 to March 2001. From 1996 to November 1998, Ms. Dial was vice chair of consumer and business banking and a member of the office of the chairman of Wells Fargo & Company. From September 1991 to March 1996, she was executive vice president, business banking, of Wells Fargo. Ms. Dial serves as a director of Onyx Software Corporation, LookSmart, Ltd. and NDCHealth Corporation. Ms. Dial also serves as a director of Blue Shield of California, the Community College Foundation and the Asian Art Museum of San Francisco.

Mr. Finocchio, Jr. has served as one of our directors since January 2004. Mr. Finocchio is a private investor, professor, and consultant. Currently, he is a dean’s executive professor at Santa Clara University’s Leavey School of Business. Mr. Finocchio served as president and chief executive officer of Informix Corporation from 1997 to 1999 and chairman of the board of directors from 1997 to 2000. Prior to Informix, Mr. Finocchio was employed with 3Com Corporation for nine years where he held various positions, most recently serving as president, 3Com Systems. Prior to 3Com he spent nine years at ROLM Corporation. Mr. Finocchio is a director at Altera Corporation, Echelon Corporation, Palmsource Inc., several private companies and is vice-chair of the board of trustees at Santa Clara University.

Mr. Krause has served as one of our directors since July 1999. Mr. Krause has been chairman of the board of directors of Caspian Networks, Inc., an IP networking systems provider, since April 2002 and chief executive officer from April 2002 until June 2004. In addition, Mr. Krause has been president of LWK Ventures, a private investment firm since 1991. From September 2001 to February 2002, Mr. Krause was chairman of the board of directors and chief executive officer of Exodus Communications, Inc., an Internet services company, which he guided through Chapter 11

Bankruptcy to a sale of assets. He also served as president and chief executive officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its chairman of the board of directors from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Packeteer, Inc. and Sybase, Inc.

Mr. Lewis has served as one of our directors since December 1995. Mr. Lewis was the chairman of the board of directors of Amdahl Corporation, a developer of high performance computer systems, from 1987 to March 2000. Mr. Lewis was re-elected president and chief executive officer of Amdahl in March 1996, where he served until April 1998. Mr. Lewis previously served as president of Amdahl from 1977 to 1987 and as chief executive officer from 1983 to 1992. Mr. Lewis is currently a director of Cypress Semiconductor Corporation and the chairman of the board of directors of Vitesse Semiconductor Corporation.

Mr. Motro has served as one of our directors since July 2003. Mr. Motro is currently taking an extended sabbatical during which he is continuing his education and is actively involved in the not-for-profit sector. From January 2000 to December 2002, Mr. Motro was president of MotroVentures, a small-capital investment fund working with start-up companies in the wireless and software sectors. Mr. Motro was president and chief executive officer of Infoseek Corporation, a search technology company, from April 1997 to January 2000 when it was sold to The Walt Disney Company. Mr. Motro previously held a number of senior management positions with Time Warner Inc. and its affiliates from 1988 to 1997.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE EIGHT NOMINEES NAMED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The board of directors, acting upon the recommendation of the audit committee of the board of directors, has selected KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2005, and recommends that shareholders vote for the ratification of such appointment. Although shareholder approval of the selection by the audit committee of the independent registered public accounting firm is not required by law, the board of directors has determined that it is desirable to request approval of this selection by the shareholders. Notwithstanding the selection by the board of directors of KPMG, the board of directors may direct the appointment of a new independent registered public accounting firm at any time during the year if the board of directors determines that such a change would be in our best interest and in that of our shareholders. In the event of a negative vote on ratification, the board of directors will reconsider its selection.

KPMG has audited our financial statements annually since 1987. Representatives of KPMG will be present at the annual meeting and be given an opportunity to make a statement if they desire to do so and will be available to answer any appropriate questions.

Vote Required

The affirmative vote of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to ratify the appointment of KPMG as our independent registered public accounting firm. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

Audit and Related Fees

The following table shows the fees paid or accrued by us for the audit and other professional services rendered by KPMG for the fiscal years ended June 30, 2004 and 2003:

	2004	2003
Audit Fees	$1,328,000	$819,000
Audit Related Fees	—	—
Tax Fees	509,000	597,000
All Other Fees	—	256,000

Total Fees	$1,837,000	$1,672,000

Audit Fees.    Consists of fees incurred for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

Audit Related Fees.    Consists of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include primarily of services related to internal controls, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees incurred for professional services for tax compliance, tax advice and tax planning. For fiscal years 2004 and 2003, respectively, these services included tax compliance fees of $135,000 and $206,000, tax advice and planning fees of $278,000 and $298,000 and fees for assistance with IRS examination of $96,000 and $93,000.

All Other Fees.    Consists of fees incurred for products and services other than the services reported above. In 2003, these services included fees for litigation support.

Our audit committee has adopted pre-approval policies or procedures, so that all fees for expected services to be rendered by our independent registered public accounting firm are pre-approved by the audit committee. The audit committee has delegated to the chairman of the audit committee the authority to pre-approve audit- related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one non-audit service of $25,000, provided that the full audit committee shall receive a report of any decisions to pre-approve such audit-related or non-audit services at its next regular meeting.

The audit committee approved all of the services described under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” and no time expended on KPMG’s engagement to audit financial statements for the most recent fiscal year was attributed to work performed by persons other than the independent registered public accounting firm’s full-time, permanent employees.

Our audit committee believes that the services rendered by KPMG that led to the fees detailed under the captions “Audit Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining KPMG’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2005.

PROPOSAL THREE

EXTENSION OF THE TERM OF THE 1994 DIRECTOR OPTION PLAN

The board of directors has approved an extension of the term of our 1994 director option plan (the “plan”) until August 23, 2005. At the annual meeting, our shareholders are being asked to approve this extension. In the absence of contrary specifications, the shares represented by the proxies will be voted for the approval. As of September 15, 2004, options to purchase an aggregate of 476,000 shares of our common stock were outstanding under the plan with a weighted average exercise price of $8.55 per share, and 410,000 shares were available for future grant.

The plan was approved by our board of directors in August 1994 and our shareholders in October 1994. The plan has a term of ten years and expired on August 23, 2004. As a result, the extension of the term of the plan is needed in order to assist us in attracting, retaining and motivating the best available personnel for services as our non-employee directors who do not represent shareholders holding more than 1% of our outstanding common stock (an “outside director”). At this important time in our company’s history, the leadership and commitment of our outside directors is even more critical to our success in a highly competitive fast-paced industry. We believe that granting stock options to our outside directors is one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of our business and creating long-term value for our shareholders.

The essential terms of the plan are summarized as follows:

Purpose

The plan is structured to attract and retain the best available personnel for service as our outside directors, to provide additional incentive to such persons serving as our outside directors and to encourage such persons’ continued service on our board of directors.

Administration

The plan provides for automatic nondiscretionary annual option grants in accordance with the plan. The board of directors (or its compensation committee) administers the plan in all other respects.

Eligibility

Only outside directors are eligible to participate in the plan. The plan provides that outside directors automatically receive an initial option to purchase 40,000 shares of our common stock upon their appointment to the board of directors. In addition, the plan provides that each outside directors who has received an initial grant will, provided he or she is otherwise eligible and has served on the board of directors for at least six months, automatically receive an additional option to purchase 20,000 shares of our common stock at the first board of directors meeting following each annual meeting of shareholders. The plan does not give any optionee the right to continue as a director or to be nominated as a director. Additionally, the plan does not preclude either us or any director from terminating his or her directorship at any time.

Terms of Options

Each option is evidenced by a stock option agreement between us and the optionee to whom such option is granted and is subject to the following terms and conditions:

(1)    Exercise of the Option:    The initial 40,000 share option granted to an outside director becomes exercisable at a rate of 25% of the shares subject to the option on each anniversary of the grant date and the subsequent 20,000 share option granted to an outside directors becomes exercisable at the rate of 1/12th of the shares subject to the option on each monthly anniversary following the grant date, subject to the optionee continuing to be a director through each such date. An optionee may exercise an option by giving us written notice of exercise, specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price. Payment for shares issued upon exercise of an option may consist of (i) cash; or (ii) check; or (iii) surrender of other shares of our common stock which (A) in the case of shares acquired pursuant to the exercise of one of our options have been owned by the optionee for more than six months on the date of surrender, and (B) have a fair market value on the date of surrender equal to the exercise price of the shares to which the option is being exercised; (iv) delivery of a properly executed exercise notice together with such other documentation as the administrator and the broker, if applicable, shall require to effect an exercise of the option and the delivery to us of the sale or loan proceeds required to pay the exercise price; or (v) any combination of the preceding methods of payment.

Optionees may exercise their options at any time on or following the date the options are first exercisable. An option may not be exercised for a fraction of a share.

(2)    Option Price:    The exercise price of each option is 100% of the fair market value of the common stock on the date the option is granted. For purposes of the plan, the fair market value of our common stock is defined as the closing sale price per share of our common stock on the date of grant as reported in The Wall Street Journal. The plan does not provide for repricing of outstanding options. The closing sale price of our common stock on September 15, 2004 was $3.64.

(3)    Termination of Directorship:    The plan provides that, if the optionee’s directorship with us is terminated for any reason, other than death or disability, the optionee may exercise options only during the three–month period following termination (unless these options terminate or expire sooner by their terms).

(4)    Death:    If an optionee’s directorship is terminated due to the death of the optionee, the optionee’s estate or a person who acquired by bequest or inheritance the right to exercise the option may exercise the option, but only within 12 months following the date of death; provided, however, that the option is exercisable only to the extent that the optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten year term). If the optionee was not entitled to exercise an option on the date of death, or if the optionee’s estate or a person who acquired the right to exercise the option does not exercise the option within the 12 months following the date of death, the option will terminate.

(5)    Disability:    If an optionee’s directorship is terminated due to a total and permanent disability, the optionee may exercise his or her options at any time within twelve months from the date of such termination; provided, however, that the option is exercisable on the date of termination of employment and in no event later than the expiration of the term of such option as set forth in the notice of grant. To the extent that the optionee was not entitled to exercise an option on the date of termination, or if he or she does not exercise an option (to the extent otherwise so entitled) within the 12 months from the date of termination, the option will terminate.

(6)    Termination of Options:    The term of each option granted under the plan is ten years from the date of grant. No option is exercisable by any person after such expiration.

(7)    Nontransferability of Options:    An optionee is not permitted to transfer his or her options, other than by will or the laws of descent and distribution. Options are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

Adjustment Upon Changes in Capitalization

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration by us, an appropriate adjustment shall be made in the exercise price, in the number of shares subject to each option and in the number of shares that have been authorized for issuance under the plan. In the event of a merger of us with or into another corporation, or the sale of substantially all our assets, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the administrator shall notify optionees that all options shall be fully exercisable for a period of ten days, after which such options shall terminate.

Amendment and Termination

Subject to compliance with the Employee Retirement Income Security Act of 1974, as amended, the board of directors may amend the plan at any time or from time to time or may terminate it without approval of the shareholders. However, no action by the board of directors or shareholders may alter or impair any option previously granted under the plan without the consent of the optionee.

Tax Information

Only nonstatutory options may be granted under the plan.

An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares exercise over the exercise price. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of exercise. Generally, we will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options under the plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Participation in the Plan

Only outside directors are entitled to options pursuant to the plan. All option grants under the plan are automatic and nondiscretionary. Information regarding options granted to outside directors during fiscal 2004 is set forth under the heading “Corporate Governance—Director Compensation.” During fiscal year 2004, all current outside directors as a group were granted options to purchase an aggregate of 180,000 shares pursuant to the plan.

New Plan Benefits

The table below discloses the number of shares that will be allocated to the outside directors pursuant to the plan in fiscal year 2005, subject to our shareholders’ approval of the extension of the term of the plan as described in Proposal Three, and the outside directors’ continued service on our board of directors through the end of fiscal year 2005:

Name and Position:	Number of Shares:
L. Gregory Ballard	20,000
Teresa Dial	40,000
Robert J. Finocchio, Jr.	20,000
L. William Krause	20,000
John C. Lewis	20,000
Harry Motro	20,000

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve the extension of the term of the plan. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE EXTENSION OF THE TERM OF THE 1994 DIRECTOR OPTION PLAN.

PROPOSAL FOUR

AMENDMENT TO THE 2004 EMPLOYEE STOCK PURCHASE PLAN

The board of directors has approved an amendment to our 2004 employee stock purchase plan (the “2004 ESPP”) to increase the aggregate number of shares of our common stock available for issuance thereunder by 2,000,000 to a total of 3,203,227 shares. At the annual meeting, our shareholders are being asked to approve the amendment which is described below. As of the record date, our 2004 ESPP had approximately 1,203,227 shares of common stock remaining available for purchase.

In 2003, the board of directors adopted, and the shareholders at the 2003 annual meeting of shareholders approved the 2004 ESPP. The 2004 ESPP was funded with the shares that remained available under the predecessor plan, the 1994 employee stock purchase plan, which expired in 2004. When the 2004 ESPP was adopted in 2003, we expected those shares to last for two years. However, given the current stock price and the high level of employee participation, we have determined that we are likely to run out of shares before our 2005 annual shareholders meeting. We are therefore asking shareholders to approve an additional 2,000,000 shares for issuance under the 2004 ESPP. This will allow us to continue to offer this valuable and competitive employee program. If shareholders approve this share increase, we expect the 2004 ESPP shares to be sufficient for at least two years. If shareholders do not approve this share increase, we will lose this valuable tool in attracting and retaining key employees in the extremely competitive labor markets in which we compete.

Earlier this year, the Financial Accounting Standards Board proposed accounting rule changes applicable to employee equity programs, such as the 2004 ESPP. If those rules are adopted as currently proposed, our company will incur an accounting charge in connection with the 2004 ESPP. We are currently reviewing the 2004 ESPP in the context of those proposed rule changes and may modify the plan should those rules become effective.

The essential terms of the 2004 ESPP are summarized as follows:

Purpose

The purpose of the 2004 ESPP is to provide eligible employees with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The 2004 ESPP provides for administration by our board of directors or a committee appointed by the board and is currently administered by the compensation committee of the board of directors. All questions of interpretation or application of the 2004 ESPP are determined by the board of directors or its appointed committee, and its decisions are final and binding upon all participants.

Offering Periods

The 2004 ESPP generally has a series of consecutive, overlapping 24 month offering periods, with each offering period consisting of four six-month purchase periods. However, to avoid potentially adverse accounting consequences that might result from a shortage of shares under the 2004 ESPP, the board of directors shortened the current offering period so that it will expire immediately following the purchase date set to occur on the first trading day on or after May 1, 2005. Assuming shareholders approve this Proposal Four, all eligible employees will be able to participate in the offering period set to begin on the first trading day on or after May 1, 2005. Subsequent offering periods will begin on the first trading day on or after May 1 and November 1 of each year. Under certain circumstances the board of directors may alter the duration of the offering periods, including the commencement dates, without shareholder approval.

Eligibility to Participate in 2004 ESPP

Any person who is a common law-employee and whose customary employment with us (or a designated subsidiary of us) is at least 20 hours per week and more than five months in any calendar year is eligible to participate in the 2004 ESPP. Eligible employees become participants in the 2004 ESPP by delivering to our payroll office a subscription agreement authorizing payroll deductions. An employee who becomes eligible to participate in the 2004 ESPP after the commencement of an offering may not participate in the 2004 ESPP until the commencement of the next offering period. We currently have approximately 854 employees eligible to participate in the 2004 ESPP.

Employees will not be eligible to participate in an offering under the plan (i) if immediately after the commencement of an offering, the employee owns stock or holds outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of our stock or (ii) the employee’s rights to purchase stock under the 2004 ESPP (and all other plans of ours and our subsidiaries) accrue at a rate that does not exceed $25,000 of the fair market value of our common stock on the effective date of the applicable offering for each calendar year in which the option is outstanding at any time.

Purchase Price

The price at which shares are sold to participating employees is 85% of the fair market value per share of our common stock on (i) the first trading day of the offering period or (ii) the last trading day of the purchase period, whichever is lower. The fair market value of our common stock on a given date is determined by reference to the closing sales price of the Nasdaq National Market. The closing sale price per share of our common stock on the Nasdaq National Market on September 15, 2004 was $3.64.

To the extent permitted by any applicable laws, regulations or stock exchange rules, if the fair market value of our common stock is lower on the last trading day of the applicable purchase period than the fair market value of our common stock on the first day of the offering period to which such purchase period applies, then all participants in the offering period will be automatically withdrawn from such offering period immediately after the exercise of their option and automatically re-enrolled in the immediately following offering period.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering period. Payroll deductions may not exceed 15% of a participant’s compensation. A participating employee may discontinue his or her participation in the 2004 ESPP at any time during the offering period. A participant may increase or decrease the rate of payroll deductions at any time during a purchase period, but such change in rate may not become effective until the first payroll period following five days after we receive notification of the change. Notwithstanding the foregoing, the board of directors or its appointed committee may limit the number of changes during any offering period. Payroll deductions will commence on the first payday following the commencement of an offering period and will continue at the same rate until the end of the offering period unless sooner terminated as provided in the 2004 ESPP.

Purchase of Stock; Exercise of Option

The maximum number of shares that a participant may purchase in a single purchase period is 5,000. Within this limit, the number of shares purchased depends on the fair market value of our common stock on the first business day of the offering period and the last business day of the purchase period and the cumulative amount of an employee’s contributions at the end of the purchase period. On the purchase date, an employee’s accumulated contributions will be used to purchase whole shares at the purchase price, as described above.

If the number of shares subject to outstanding rights on a purchase date exceeds the number of shares then available under the 2004 ESPP, a pro rata allocation of the shares remaining will be made in as equitable a manner as is practicable as determined by the board of directors or its committee.

Withdrawal

A participant may withdraw from the 2004 ESPP at any time by delivering to us a notice of withdrawal. Such withdrawal may be elected at any time prior to the end of the applicable purchase period. Any withdrawal by an employee during a given offering period automatically terminates the employee’s interest in that offering period, and the employee may not participate in the 2004 ESPP until the next offering period begins.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the 2004 ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant, or, in the case of death, to the person or person entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

In the event of any changes in our capitalization, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by us, appropriate adjustment will be made by us in the shares subject to purchase and in the purchase price per share.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of our company, the offering period then in progress will be shortened by setting a new exercise date and the participant’s option will be exercised automatically on such date. Participants will be notified in writing at least ten business days prior to the new exercise date. The 2004 ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the board of directors or its appointed committee.

Merger or Change of Control

In the event of a merger or change of control of our company, each outstanding option under the 2004 ESPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute outstanding options, any purchase periods then in progress will be shortened by setting a new exercise date and the participant’s option will be exercised automatically on such date. Any offering periods then in progress will end on such new exercise date. Participants will be notified in writing at least ten business days prior to the new exercise date.

Nonassignability

No rights or accumulated payroll deductions of an employee under the 2004 ESPP may be pledged, assigned, transferred or otherwise disposed of for any reason (other than by will and the laws of descent and distribution) and any such attempt may be treated by us as an election to withdraw from the 2004 ESPP.

Amendment and Termination of 2004 ESPP

The board of directors may at any time amend or terminate the 2004 ESPP. Except as otherwise specified in the 2004 ESPP such amendment or termination may not adversely affects the rights of any participant. To the extent necessary to comply with applicable law, regulation or stock exchange rules, the board of directors will obtain shareholder approval in such manner and to such a degree as required.

Certain United States Federal Income Tax Information

The 2004 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2004 ESPP are sold or otherwise disposed. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon whether the participant disposes of the shares prior to certain holding periods. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain or loss will be treated as long-term capital gain or loss.

If the shares are sold or otherwise disposed of on or before the expiration of the above holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss upon such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 2004 ESPP. It does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

New Plan Benefits

Participation in the 2004 ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the employee stock purchase plan are not determinable. Non-employee directors are not eligible to participate in the employee stock purchase plan. No purchases have been made under the 2004 ESPP since its adoption by the board of directors.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to adopt the amendment to the 2004 ESPP. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO OUR 2004 EMPLOYEE STOCK PURCHASE PLAN.

CORPORATE GOVERNANCE

Board and Committee Meetings

Our board of directors held 11 meetings during fiscal year 2004. No director attended fewer than 75% of the total number of board of directors and committee meetings for committees on which such director served during fiscal year 2004. The board of directors also approved certain matters by unanimous written consent.

Committees of the Board

The board of directors has three standing committees, an audit committee, a compensation committee and a nominating and governance committee. All members of these committees are non employee directors.

Audit Committee

The responsibilities of the audit committee include overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, hiring our independent registered public accounting firm and assisting the board of directors in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls, among other matters. The audit committee acts under a written charter adopted and approved by our board of directors. A copy of the audit committee charter is attached to this proxy statement as Annex A.

The audit committee held six meetings during fiscal year 2004. From July 2003 to November 2003, the audit committee consisted of Charles J. Vaughan, chairman, L. William Krause and John C. Lewis. From November 2003 to February 2004, the audit committee consisted of John C. Lewis, chairman, L. William Krause and Harry Motro. From February 2004 to the present, the audit committee consisted of Robert J. Finocchio, Jr., chairman, John C. Lewis and Harry Motro. Each member of the audit committee is, and has been at all times during fiscal year 2004, “independent” as defined under the rules of the SEC and the corporate governance standards of the Nasdaq Stock Market. The board of directors has determined that each of Messrs. Finocchio, Lewis and Motro are qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed each is able to read and understand financial statements. The report of the audit committee for fiscal year 2004 is included in this proxy statement.

Compensation Committee

The compensation committee focuses on executive compensation, incentive and other forms of compensation for directors, officers and other employees and the administration of our various compensation and benefit plans. The compensation committee acts under a written charter adopted and approved by our board of directors.

The compensation committee held six meetings during fiscal year 2004. In fiscal year 2004, the compensation committee consisted of L. William Krause, chairman, and L. Gregory Ballard. None of the compensation committee members are employees of our company and each of them is, and has been at all times during fiscal year 2004, “independent” within the meaning of the corporate governance standards of the Nasdaq Stock Market. The report of the compensation committee for fiscal year 2004 is included in this proxy statement.

Nominating and Governance Committee

The nominating and governance committee is responsible for ensuring that (i) the board of directors is properly constituted to meet its fiduciary obligations to shareholders and our company and (ii) our company has appropriate corporate governance policies and practices and is also responsible for monitoring compliance with such policies and practices. The nominating and governance committee also recommends to the board of directors candidates for nomination to the board of directors and will consider nominees recommended by shareholders. Shareholders making such recommendations should follow the procedures outlined above under “Deadline for Receipt of Shareholder Proposals for 2005 Annual Meeting of Shareholders.”

The nominating and governance committee held three meetings during fiscal year 2004. From July 2003 to November 2003, the nominating and governance committee consisted of John C. Lewis, chairman, L. Gregory Ballard, L. William Krause, Charles J. Vaughan and Harry Motro. From November 2003 to January 2004, the nominating and governance committee consisted of John C. Lewis, chairman, L. Gregory Ballard, L. Williams Krause and Harry Motro. From January 2004 to the present, the nominating and governance committee consisted of John C. Lewis, chairman, L. Gregory Ballard, L. William Krause, Harry Motro and Robert J. Finocchio, Jr. The nominating and governance committee acts under a written charter adopted and approved by our board of directors.

Lead Independent Director

The nominating and governance committee designated John C. Lewis as our lead independent director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the nominating and governance committee determines, including: (i) serving as liaison and communication channel between the CEO and the independent directors; (ii) serving as the chair of the nominating and governance committee; (iii) having the authority to call meetings of the independent directors; (iv) if requested, being available for consultation and direct communication with our major shareholders and/or shareholder interest groups; and (v) if necessary, retaining advisors and consultants who report directly to our board of directors.

Policy for Director Recommendations and Nominations

The nominating and governance committee considers candidates for board membership suggested by the members of our board of directors, management and shareholders. The nominating and governance committee has also retained third-party executive search firms to identify independent director candidates from time to time. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

In addition, a shareholder that instead desires to nominate a person directly for election to the board of directors at an annual or special meeting of our shareholders must meet the deadlines and other requirements set forth in the rules and regulations of the SEC related to shareholder proposals.

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board;

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•	such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing members of our board of directors;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the nominating and governance committee determines whether it will interview potential nominees. After completing the evaluation and review, the nominating and governance committee makes a recommendation to the full board of directors as to the persons who should be nominated to the board, and the board of directors determines and approves the nominees after considering the recommendation and report of the nominating and governance committee.

Director Independence

In July 2004, our board of directors undertook a review of the independence of its members and considered whether any director had a material relationship with our company or our management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors affirmatively determined that L. Gregory Ballard, Robert J. Finocchio, Jr., L. William Krause, John C. Lewis and Harry Motro are independent of members of our board of directors under the corporate governance standards of the Nasdaq Stock Market. It has been the practice of our independent directors to meet separately from our chief executive officer after each regularly scheduled meeting of the board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to principal executive officers, senior financial officers and Section 16 officers (including our Chief Executive Officer and Chief Financial Officer). We have posted this code of ethics on our website at www.pinnaclesys.com on our Corporate Governance page. We intend to satisfy the disclosure requirement under Item 5 of Form 8-K regarding any amendments to or waivers from the code of ethics by posting such information on our website at www.pinnaclesys.com.

Attendance by Board Members at the Annual Meeting of Shareholders

It is the policy of our board of directors that all board members are encouraged to attend the annual meeting of shareholders in person or by phone. Exceptions may be made due to illness, travel or other commitments. Other than Mr. Fennell, our then president and chief executive officer and a director, none of the members of our board of directors attended our annual meeting of shareholders in person or by phone on October 29, 2003.

Director Compensation

In fiscal year 2004, non-employee members of our board of directors received a quarterly retainer of $5,000. In fiscal year 2004, annual retainers for our various committees were as follows (i) $8,000 for members of the audit committee, (ii) $5,000 for members of the compensation committee; (iii) $3,000 for members of the nominating and governance committee; (iv) $5,000 for the chairman of the audit committee and (v) $3,000 for the chairman of the compensation committee.

In addition, our 1994 director option plan provides for option grants to our non-employee directors who do not represent shareholders holding more than 1% of our outstanding common stock pursuant to an automatic nondiscretionary grant mechanism. Pursuant to the 1994 director option plan, during fiscal year 2004, each of L. Gregory Ballard, L. William Krause, John C. Lewis, Harry Motro and Charles J. Vaughan received an option to purchase 20,000 shares of our common stock at an exercise price of $7.00 per share.

Compensation Committee Interlocks and Insider Participation

No person who was an employee of our company during fiscal year 2004 served on the compensation committee during fiscal year 2004. During fiscal year 2004, no member of the compensation committee or executive officer of our company served as a member of our board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. Mr. Fennell, our former president and chief executive officer and a director, Mr. Vaughn, our former interim chief executive officer, president and a director, and Ms. Hart, our president and chief executive officer and chairman of our board of directors, each participated as a non member of the compensation committee in discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that Mr. Fennell, Mr. Vaughn and Ms. Hart were excluded from discussions regarding his or her own salary, incentive compensation and stock option grants.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2004 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1987 stock option plan, the 2004 ESPP, the 1994 director option plan, the 1996 stock option plan and the 1996 supplemental stock option plan, each as amended, as well as options assumed by us pursuant to certain acquisitions.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#) (c)
Equity compensation plans approved by security holders(1)	4,794,351	(2)	$7.56	1,968,857	(4)
Equity compensation plans not approved by security holders	10,168,906	(3)	$10.12	5,376,963
Total	14,963,257		$9.12	7,345,820

(1)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2004 ESPP or the weighted average exercise price of outstanding rights under the 2004 ESPP for the purchase period beginning on August 24, 2004 which are not determinable until the expiration of the current purchase period on April 30, 2005. The 2004 ESPP provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(2)	This number reflects the number of securities to be issued upon exercise of outstanding options under the 1987 stock option plan, the 1994 director option plan and the 1996 stock option plan.

(3)	This number does not include outstanding options to purchase 23,804 shares of our common stock that we assumed through various mergers and acquisitions. As of June 30, 2004, these assumed options had a weighted average exercise price of $7.81 per share. There are no options outstanding under arrangements between us and any individual.

(4)	This number includes securities available for future issuance under the 1994 director option plan, the 2004 ESPP and the 1996 stock option plan. No securities are available for future issuance under the 1987 stock option plan.

1996 Supplemental Stock Option Plan

On November 21, 1996, the board of directors adopted the 1996 supplemental stock option plan. The 1996 supplemental stock option plan has not been submitted to our shareholders for approval. A copy of the 1996 supplemental stock option plan, as amended, is attached as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

The material terms of the 1996 supplemental stock option plan are summarized as follows:

Purpose

The purposes of the 1996 supplemental stock option plan are to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) provide additional incentive to employees and consultants and (iii) promote the success of our business.

Eligibility to Participate in the 1996 Supplemental Stock Option Plan

We may grant nonstatutory stock options pursuant to the 1996 supplemental stock option plan to our employees and consultants who are not officers or directors; provided, however, that we may grant options to an officer pursuant to the 1996 supplemental stock option plan in connection with his or her initial service with us.

Number of Shares Covered by the 1996 Supplemental Stock Option Plan

When the board of directors adopted the 1996 supplemental stock option plan on November 21, 1996, the board reserved 350,000 shares of our common stock for issuance under the 1996 supplemental stock option plan. On July 17, 1997, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 500,000 shares, for a total of 850,000 shares. On January 20, 1999, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 300,000 shares, for a total of 1,150,000 shares. In May 1999, we effected a 2-for-1 forward stock split, increasing the total shares reserved for issuance under the 1996 supplemental stock option plan to 2,300,000 shares. On July 27, 1999, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 shares, for a total of 3,800,000 shares. On September 1, 1999, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,000,000 shares, for a total of 4,800,000 shares. In March 2000, we effected a 2-for-1 forward stock split, increasing the total shares reserved for issuance under the 1996 supplemental stock option plan to 9,600,000 shares. On July 14, 2000, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 2,200,000 shares, for a total of 11,800,000 shares. On August 28, 2002, the board of directors amended the 1996 supplemental stock option plan to increase the aggregate number of shares of common stock reserved for issuance thereunder by 3,600,000 shares, for a total of 15,400,000 shares. On May 2, 2003, the board of directors amended the 1996 supplemental plan to increase the aggregate number of shares of common stock reserved for issuance thereunder by 3,000,000 shares, for a total of 18,400,000 shares. As of September 15, 2004, options to acquire 9,621,959 shares were outstanding under the 1996 supplemental stock option plan, out of the 18,400,000 shares reserved for issuance. As of September 15, 2004, 5,376,963 shares were available for issuance under the 1996 supplemental stock option plan.

Awards Permitted under the 1996 Supplemental Stock Option Plan

The 1996 supplemental stock option plan authorizes grants of nonstatutory stock options only.

Terms of Options

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant. All options granted pursuant to the 1996 supplemental stock option plan generally have a term of ten years from the date of grant. All of the options that are currently outstanding under the 1996 supplemental stock option plan vest and become exercisable over a four year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any liability of our company to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates other than for death or disability, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee, up to the remainder of the term of the option. If an optionee’s employment terminates due to death or disability, the option remains exercisable for a fixed period of 12 months or such longer period as may be fixed by the board of directors or its appointed committee, up to the remainder of the term of the option.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options, and the price per share of such options, are subject to proportional adjustment for any future stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other changes in capitalization as described in the 1996 supplemental stock option plan.

Merger or Asset Sale

In the event of our merger with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 1996 supplemental stock option plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The board of directors may amend or terminate the 1996 supplemental stock option plan without shareholder approval, but no amendment, alteration, suspension or termination of the 1996 supplemental stock option plan may adversely affect any award previously granted under the 1996 supplemental stock option plan without the written consent of the optionee.

Certain United States Federal Income Tax Information

An optionee generally will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’ s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains, and up to $3,000 against other income.

Unless limited by Section 162(m) of the Code, we will be entitled to a tax deduction in the same amount as the ordinary income realized by the optionee with respect to shares acquired upon exercise of the nonstatutory stock option.

The foregoing is only a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of options granted under the 1996 supplemental stock option plan and does not purport to be complete. In addition, the summary does not discuss the tax consequences of an optionee’s death or the income tax laws of any state or foreign country in which the optionee may reside.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain summary information for fiscal year 2004, 2003 and 2002 regarding compensation awarded to, earned by or paid to individuals who served as our chief executive officer during fiscal year 2004, our next four most highly compensated executive officers (our “named executive officers”) for services rendered in all capacities to us for the fiscal year ended June 30, 2004 and two additional individuals who would have been named executive officers but did not serve as one of our executive officers at the end of the fiscal year 2004.

Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Annual Compensation			Other Annual Compensation			Securities Underlying Options	All Other Compensation
		Salary	Bonus
Patti S. Hart(1) President, Chief Executive Officer and Chairman of the Board of Directors	2004 2003 2002	$166,667 — —		$116,667 — —	$	— — —		775,000 — —	$	— — —

Charles J. Vaughan(2) Interim President and Chief Executive Officer, and Director	2004 2003 2002	$164,583 — —	$	— — —	$	— — —		110,000 — —	$	— — —

J. Kim Fennell(3) President, Chief Executive Officer and Director	2004 2003 2002	$395,000 375,000 —		$316,000 108,575 —	$	— — —		— 730,000 —	$	— — —

Warren Allgyer Senior Vice President of Sales Asia Pacific	2004 2003 2002	$196,053 71,846 —		$9,210 — —		$73,872 49,868 —	(7)	79,000 25,000 —	$	— — —

Georg Blinn(4) President, Personal Web Video Division	2004 2003 2002	$250,950 209,210 168,106	$	— 56,599 118,260	$	— 21,510 21,510	(8) (8)	— 127,000 90,000	$	— — —

Arthur D. Chadwick Vice President, Finance and Administration and Chief Financial Officer	2004 2003 2002	$216,667 204,750 184,538		$67,000 57,185 119,857	$	— — —		100,000 85,000 50,000	$	— — —

Ajay Chopra Chief Operations Officer and Director	2004 2003 2002	$252,083 233,665 201,030		$76,250 62,295 130,424	$	— — —		150,000 127,000 90,000	$	— — —

William Loesch(5) Vice President/General Manager Content Editing & Viewing	2004 2003 2002	$210,000 207,900 190,365		$63,000 58,990 120,525	$	— — —		50,000 85,000 50,000	$	— — —

Mark L. Sanders(6) Director	2004 2003 2002	$240,000 360,000 356,452	$	— — 226,060	$	— — —		— — 110,000	$	— — —

(1)	Ms. Hart was named as our president, chief executive officer and chairman in March 2004. Ms. Hart replaced Mr. Vaughan who served as interim president and chief executive officer since November 3, 2003.

(2)	Since March 2004, Mr. Vaughan has continued to serve as a member of our board of directors.

(3)	Mr. Fennell ceased to be our president and chief executive officer as of November 3, 2003. Mr. Vaughan succeeded Mr. Fennell as our interim president and chief executive officer.

(4)	Mr. Blinn ceased to be an executive officer of our company as of January 26, 2004 and has been on a leave of absence from our company since such date.

(5)	Mr. Loesch ceased to be an executive officer of our company effective August 31, 2004.

(6)	Mr. Sanders ceased to be our chairman of the board of directors effective March 2004.

(7)	Includes $72,122 in relocation costs and $1,750 in auto allowance.

(8)	Pursuant to Mr. Blinn’s employment agreement, Mr. Blinn was entitled to an annual auto allowance.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted during the fiscal year ended June 30, 2004 under our 1996 stock option plan, unless indicated otherwise, to each of our named executive officers.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(2)		Percent of Total Options Granted to Employees in Fiscal Year (#)	Exercise Price Per Share ($)(3)(4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
						5%	10%
Patti S. Hart	775,000	(5)	30.3%	$7.56	3/1/14	$4,151,779	$10,081,493
Charles J. Vaughan	90,000	(6)	3.5%	$6.86	11/3/13	$388,280	$983,977
Charles J. Vaughan	20,000	(7)	0.8%	$7.00	10/29/13	$88,045	$223,124
J. Kim Fennell	—		—%	$—	—	$—	$—
Warren Allgyer	4,000	(8)	0.2%	$7.98	12/16/13	$20,074	$50,872
Warren Allgyer	75,000	(8)	2.9%	$7.30	5/10/04	$344,320	$872,574
Georg Blinn	—		—%	$—	—	$—	$—
Arthur D. Chadwick	100,000		3.91%	$8.05	5/4/14	$506,260	$1,282,963
Ajay Chopra	150,000		5.86%	$6.99	6/4/14	$659,396	$1,671,039
William Loesch	50,000		1.95%	$8.05	5/4/14	$253,130	$641,481
Mark L. Sanders	—		—%	$—	—	$—	$—

(1)	Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2)	The options shown granted in fiscal year 2004 become exercisable as to 25% of the option shares on the first anniversary of the date of grant and as to 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(3)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by reference to the closing price reported on the Nasdaq National Market on the date of grant.

(4)	Exercise price and tax withholding obligations may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(5)	The option vests monthly.

(6)	In connection with Mr. Vaughan’s termination as our interim president and chief executive officer, we fully accelerated the vesting of the unvested shares subject to this option pursuant to the terms and conditions of his offer letter and employment agreement with us dated November 1, 2003.

(7)	Granted pursuant to our 1994 director option plan.

(8)	Granted pursuant to our 1996 supplemental stock option plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information regarding stock options for our named executive officers. None of the named executive officers exercised any stock options during fiscal year 2004. The table also sets forth the number of exercised and unexercised options that are in-the-money and the value of those options as of June 30, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at June 30, 2004 (#)(2)		Value of Unexercised In-the-Money Options at June 30, 2004 ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patti S. Hart	—	—	—	—	—	—
Charles J. Vaughan	—	—	133,333	6,667	101,700	1,000
J. Kim Fennell	—	—	—	—	—	—
Warren Allgyer	—	—	—	—	—	—
Georg Blinn	—	—	363,312	—	509,802	—
Arthur D. Chadwick	—	—	33,016	25,834	74,449	59,760
Ajay Chopra	—	—	302,104	194,896	598,288	128,662
William Loesch	—	—	243,020	26,980	578,066	61,834
Mark L. Sanders	—	—	559,750	59,584	1,189,881	136,447

(1)	Market value of our common stock at the exercise date minus the exercise price.

(2)	Includes only the number of shares of unexercised options in-the-money.

(3)	Market value of our common stock on June 30, 2004, the last trading day of fiscal year 2004, was $7.15 minus the exercise price.

Employment Contracts and Change of Control Arrangements

Patti S. Hart Offer Letter and Employment Agreement

Pursuant to a duly executed offer letter and employment agreement dated March 1, 2004 between us and Patti S. Hart, Ms. Hart receives a salary of $41,666 per month, paid semi-monthly, and is entitled to (i) paid performance bonuses, targeted at 70% of her base salary, paid on a half yearly basis, (ii) an option for 775,000 shares of our common stock and (iii) certain employee benefits. This agreement provides that if Ms. Hart’s employment is terminated without “cause” (as defined below) or by voluntary resignation for “good reason” (as defined below) either prior to a change of control of our company or more than 12 months after a change of control of our company, she will receive a lump sum payment equal to the sum of (i) 15 months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 125% of her target performance bonus for the year of termination. In addition, if such termination occurs prior to the first anniversary of her commencement of employment, 25% of the outstanding stock options held by Ms. Hart will vest and become exercisable.

If Ms. Hart’s employment is terminated without cause or by voluntary resignation for good reason within 12 months after a change of control of our company, she will receive a lump sum payment equal to the sum of (i) 24 months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 200% of her target performance bonus for the year of termination. In addition, upon such termination, 100% of the outstanding stock options held by Ms. Hart will vest and become fully exercisable. Such severance payment will be in lieu of any other severance payment to which Ms. Hart shall be entitled pursuant to any employment agreement, other letter or our then existing severance plans and policies.

“Cause” is defined as (i) continued failure by Ms. Hart to substantially perform her principal duties and responsibilities (other than as a result of disability or death) after 30 days written notice from us specifying the nature of her failure and demanding that such failure be remedied; (ii) her material and continuing breach (which breach has a material adverse effect on our business) of her obligations to us after 30 days written notice specifying the nature of her breach and demanding that such breach be remedied; (iii) her conviction of or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; or (iv) an act or acts of dishonesty undertaken by her and intended to result in substantial gain or personal enrichment at the expense of us.

“Good Reason” means, without Ms. Hart’s written consent, (i) a reduction in her salary or target bonus or a material reduction in her benefits; (ii) a material diminution of her duties, authority or responsibilities as in effect immediately prior to such diminution; (iii) her relocation to a location more than 50 miles from her current California office location; or (iv) failure of a successor to assume and perform the obligations under this employment agreement; provided, however, that in the event Ms. Hart believes that she has grounds to claim good reason for a voluntary termination, then she agrees to provide our compensation committee with written notice specifying the purported grounds for her belief and we shall have 30 days after receipt of such written notice to cure such purported grounds.

If Ms. Hart’s employment with us terminates (i) voluntarily by her or (ii) for cause by us, then she will be eligible only for severance benefits in accordance with our established policies as then in effect.

Charles J. Vaughan Offer Letter and Employment Agreement

Pursuant to a duly executed offer letter and employment agreement dated November 1, 2003 between us and Charles J. Vaughan, our interim president and chief executive officer from November 1, 2003 to March 1, 2004, Mr. Vaughan was entitled to receive an annual salary of $395,000, an option for 90,000 shares of our common stock and certain employee benefits. This agreement provides that if Mr. Vaughan’s employment with us is terminated other than for “cause” (as defined below), then all of the unvested shares subject to the option immediately become vested and exercisable in full upon such termination. In connection with Mr. Vaughan’s termination, we fully accelerated the vesting of his option to purchase 90,000 shares of our common stock. “Cause” is defined as (i) an act of material dishonesty made by Mr. Vaughan in connection with his responsibilities as an employee of our company, (ii) his conviction of, or plea of nolo contendere to, a felony, or (iii) his gross misconduct.

J. Kim Fennell Transition Employment Agreement

Pursuant to a duly executed Transition Employment Agreement dated November 1, 2003 between us and J. Kim Fennell, our former president and chief executive officer, Mr. Fennell was entitled to be employed by us until November 1, 2004, unless sooner terminated pursuant to the provisions of the agreement. Pursuant to the terms of the agreement, Mr. Fennell received (i) a base salary at an annual rate of $395,000, (ii) a lump sum amount of $316,000 which represented 100% of Mr. Fennell’s fiscal year 2004 target performance bonus and (iii) certain employee benefits. In addition, 50% of unvested shares subject to all outstanding company options held by Mr. Fennell as of October 31, 2003 was accelerated and became vested and exercisable on November 1, 2003. On August 5, 2004, we provided notice to Mr. Fennell of our termination of his employment and paid him the balance of the annual base salary that was payable to him on September 30, 2004. As part of this agreement, Mr. Fennell agreed that the consideration that he received under this agreement represented settlement in full of all outstanding obligations owed to him and claims relating or arising from his employment with us.

Mark L. Sanders Offer Letter and Employment Agreement

Pursuant to a duly executed offer letter dated June 28, 2002 between us and Mark L. Sanders, the chairman of our board of directors from July 1, 2002 to March 1, 2004, Mr. Sanders received an annual salary of $360,000 for an initial one year term. Pursuant to the terms of the offer letter, Mr. Sanders’ employment was automatically extended for an additional one year term, during which Mr. Sanders received $240,000. This agreement provides that Mr. Sanders’ employment will automatically be extended for up to two additional one year terms, during which Mr. Sanders will receive $120,000 per year, unless otherwise determined by the board of directors. During the time in which he served as chairman of the board of directors, Mr. Sanders was entitled to participate in our employee benefit plans.

The agreement provides that if Mr. Sanders’ service as chairman of the board of directors or employment with us during the employment term terminates other than (i) for “cause” (as defined below) by us or (ii) voluntarily by Mr. Sanders, then (A) Mr. Sanders will be entitled to receive pay in an amount equal to the salary he would have received had he continued to provide services through the expiration of the fourth term, paid quarterly; (B) his stock options will continue to vest as long as he remains chairman or a member of the board of directors and (C) we will pay his COBRA premiums (to the extent he is eligible) until the earlier of (y) the expiration of the applicable term at the time of termination or (z) he obtains other employment which provides comparable medical benefits. “Cause” is defined as (i) any act of material dishonesty made by Mr. Sanders in connection with his responsibilities as an employee of our company, (ii) his conviction of, or plea of nolo contendere to, a felony, or (iii) his gross misconduct. In connection with Mr. Sanders’ termination as chairman of our board of directors, pursuant to this agreement we will pay Mr. Sanders an aggregate amount of $240,000, which amount will be paid on a quarterly basis, which equals our obligation to him as of June 30, 2004.

Georg Blinn Employment Agreement

In connection with our acquisition of micro computer products AG in September 1997, we entered into an employment agreement with Georg Blinn, who joined us as vice president, general manager, Pinnacle Systems GmbH. Pursuant to the agreement, Mr. Blinn receives a salary of €198,812 as president of our personal web division and is entitled to use of a company car and certain nominal perquisites. Mr. Blinn has been on a leave of absence from our company since January 26, 2004. Mr. Blinn ceased to be an executive officer of our company effective September 30, 2004.

Arthur D. Chadwick Amended and Restated Change of Control Severance Agreement

In March 2004, we entered into an amended and restated change of control severance agreement with Arthur D. Chadwick. This agreement was amended in May 2004 and provides that if Mr. Chadwick’s employment is terminated by us other than for cause, he will receive a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 100% of his target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by to him will vest and become fully exercisable. For six months after such termination, we will also continue to make available to Mr. Chadwick and his dependents any health or life insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and he elects continuation coverage pursuant to COBRA within the required time periods.

This agreement also provides that if Mr. Chadwick’s employment is involuntarily terminated within three months prior to or within 12 months after a change of control of our company, he will receive a lump sum payment equal to the sum of (i) 12 months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 100% of his target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by him will vest and become fully exercisable. For 12 months after such termination, we will also continue to make available to him and his dependents any health or life insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and he elects continuation coverage pursuant to COBRA within the required time periods.

Other Officers’ Change of Control Severance Agreements

In January 2003, we entered into a change of control severance agreement with Georg Blinn. This agreement provides that if the employment of Mr. Blinn is involuntarily terminated within three months prior to or within 12 months after a change of control of our company, he will receive a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 50% of his respective target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by Mr. Blinn will vest and become fully exercisable. For six months after such terminations, we will also continue to make available to Mr. Blinn and his dependents any health or life insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and he elects continuation coverage pursuant to COBRA within the required time periods. Mr. Blinn ceased to be an executive officer of our company effective January 26, 2004. See “Related Party Transactions” for the terms and conditions of Mr. Blinn’s termination agreement.

In January 2003, we entered into an amended and restated change of control severance agreement with Ajay Chopra. This agreement was amended in September 2004 and provides that if Mr. Chopra’s employment is involuntarily terminated or terminated by us other than for cause, he will receive, within 30 days of such termination, a lump sum payment equal to the sum of (i) 12 months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 100% of his target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by Mr. Chopra will vest and become fully exercisable. For 12 months after such termination, we will also continue to make available to Mr. Chopra and his dependents any health or life insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and he elects continuation coverage pursuant to COBRA within the required time periods.

This agreement also provides that if Mr. Chopra’s employment is involuntarily terminated within three months prior to or within 12 months after a change of control of our company, he will receive, within 30 days of such termination, a lump sum payment equal to the sum of (i) 12 months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 100% of his target performance bonus for the fiscal year of termination. In addition, upon such termination, 100% of the outstanding stock options held by him will vest and become fully exercisable. For 12 months after such termination, we will also continue to make available to Mr. Chopra and his dependents any health or life insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and he elects continuation coverage pursuant to COBRA within the required time periods.

In February 2004, we entered into amended and restated change of control severance agreements with each of Robert Wilson and William Loesch. These agreements provide that if the employment of these individuals is terminated by us other than for cause at any time within six months of the first day of employment of our first new chief executive officer after the effective date of this agreement, they will receive a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination, (ii) 50% of their target performance bonus for the fiscal year of termination and (iii) 100% of the shares subject to all outstanding options granted to them by us prior to the date of such termination will vest and become exercisable in full upon such termination. For six months after such termination, we will also continue to make available to these individuals and their respective dependents any health or life insurance coverage that they participated in on the date of their termination; provided, however, that they constitute a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and they elect continuation coverage pursuant to COBRA within the required time periods. Messrs. Wilson and Loesch ceased to be executive officers of our company effective April 5, 2004 and August 31, 2004, respectively. See “Related Party Transactions” for the terms and conditions of the separation agreements for each of Messrs. Wilson and Loesch.

In May 2004, we entered into change of control severance agreements with Messrs. Scott Martin, Justin Yaros and Ms. Marina Bogard. In June 2004, we entered into a change of control severance agreement with Ms. Leslie Adams. These agreements provide that if the employment of these individuals is terminated by us other than for cause, they will receive a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination, (ii) 50% of their target performance bonus for the fiscal year of termination and (iii) 100% of the shares subject to all outstanding options granted to them by us prior to the date of such termination will vest and become exercisable in full upon such termination. For six months after such termination, we will also continue to make available to these individuals and their respective dependents any health or life insurance coverage that they participated in on the date of their termination; provided, however, that they constitute a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and they elect continuation coverage pursuant to COBRA within the required time periods. Mr. Yaros ceased to be an executive officer of our company effective September 6, 2004.

These agreements also provide that if the employment of these individuals is involuntarily terminated within three months prior to or within 12 months after a change of control of our company, they will receive a lump sum payment equal to the sum of (i) six months of compensation at the rate of compensation in effect immediately prior to such termination and (ii) 50% of their target performance bonus for the year of termination. In addition, upon such termination, 100% of the outstanding stock options held by them will vest and become fully exercisable. For six months after such termination, we will also continue to make available to them and their respective dependents any health or life insurance coverage that they participated in on the date of their termination; provided, however, that they constitute a “qualified beneficiary” as defined in Section 4980B(g)(1) of the Code and they elect continuation coverage pursuant to COBRA within the required time periods.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

In accordance with the written charter adopted by the board of directors, the compensation committee of the board of directors reviews and approves our executive compensation policies. The following is the report of the compensation committee describing the compensation policies and rationales applicable to our executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 30, 2004.

General Compensation Philosophy

Our philosophy in setting our compensation policies for executive officers is to maximize shareholder value over time. The primary goal of our executive compensation program is therefore to closely align the interests of the executive officers with those of our shareholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long term success, motivate such individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in Pinnacle. We currently use two integrated components, cash compensation, including bonuses, and stock options, to meet these goals.

Cash Compensation

The cash compensation component of the total compensation is designed to compensate executives competitively within the industry and the marketplace and comprises two segments, base salary and bonuses.

The compensation committee reviewed and approved calendar 2004 base salaries for the chief executive officer and other executive officers during the fiscal year 2004.

The board of directors established the fiscal year 2004 incentive compensation plan for our executive officers based upon Pinnacle’s achievement of revenue and net income targets for fiscal year 2004. Base salaries and the bonus levels were established by the compensation committee based upon competitive compensation data, an executive’s job responsibilities, level of experience, individual performance and contribution to the business. Executive officers’ salaries have been targeted at or above the average rates paid by competitors to enable Pinnacle to attract, motivate, reward and retain highly skilled executives. In order to evaluate Pinnacle’s competitive posture in the industry, the compensation committee reviewed and analyzed the compensation packages, including base salary levels, offered by other high technology companies. No specific formula was applied to determine the weight of each factor.

During fiscal year 2004, the compensation of Patti S. Hart, our president and chief executive officer, consisted of base salary, bonus and stock options. Ms. Hart’s earned base salary for fiscal year 2004 was $166,666. In addition, Ms. Hart was granted an option to purchase 775,000 shares of common stock pursuant to the 1996 supplemental stock option plan at an exercise price of $7.93. In fiscal year 2004, Ms. Hart earned a cash bonus of $116,667. In fiscal year 2004, all executive officers as a group received options to purchase 1,974,000 shares of common stock pursuant to the 1996 stock option plan and the 1996 supplemental stock option plan. The compensation committee reviews the chief executive officer’s salary using the same criteria and policies as are employed for the other executive officers.

Equity Based Compensation

The compensation committee provides our executive officers with long term incentive compensation through grants of stock options under Pinnacle’s 1987 stock option plan until April 1997, and since then, under Pinnacle’s 1996 stock option plan. The compensation committee believes that stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in Pinnacle and to share in the appreciation of the value of Pinnacle’s common stock. The compensation committee believes that stock options directly motivate an executive to maximize long term shareholder value. The options also utilize vesting periods that encourage key executives to remain with Pinnacle. All options granted to executive officers to date have been granted at the fair market value of Pinnacle’s common stock on the date of grant. The compensation committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of Pinnacle’s long term strategic performance goals. Long term incentives granted in prior years are also taken into consideration.

Tax Deductibility of Executive Compensation

The compensation committee has considered the potential future effects of Section 162(m) of the Code on the compensation paid to Pinnacle’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. Pinnacle has adopted a policy that, where reasonably practicable, it will seek to qualify the variable compensation paid to Pinnacle’s executive officers for an exemption from the deductibility limitations of Section 162(m). The 1996 stock option plan includes a limit on the number of shares that may be granted to any one employee during the fiscal year. Such limit is intended to preserve Pinnacle’s ability to deduct the compensation expense relating to stock options granted under such plan.

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to Pinnacle of providing such compensation, including the potential impact of Section 162(m).

Respectfully submitted by:

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

L. William Krause, Chairman

L. Gregory Ballard

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with the written charter adopted by the board of directors, the audit committee of the board of directors, which is currently comprised of three independent directors, has the primary responsibility of overseeing our financial reporting, accounting principles and system of internal accounting controls, and reporting its observations and activities to the board of directors. It also recommends to the board of directors the appointment of our independent registered public accounting firm and approves the services performed by the independent registered public accounting firm. The members of the audit committee have been determined to be independent in accordance with the applicable rules of the Securities and Exchange Commission and Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. The board has determined that each member is also an “audit committee financial expert,” as that term has been defined by the Security and Exchange Commission. A copy of the audit committee’s charter that details its responsibilities is attached to this proxy statement as Annex A. This report relates to the activities undertaken by the audit committee in fulfilling such responsibility.

Review and Discussion with Management

The audit committee has reviewed and discussed with management Pinnacle’s audited consolidated financial statements for the fiscal year ended June 30, 2004.

Review and Discussions with Independent Auditors

The audit committee has discussed with KPMG LLP, Pinnacle’s independent registered public accounting firm, the matters the audit committee is required to discuss pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

The audit committee also has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP any relationships that may impact its independence, and satisfied itself as to the auditors’ independence.

Conclusion

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors and the board has approved that the audited consolidated financial statements for the fiscal year ended June 30, 2004 be included in Pinnacle’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment of the independent registered public accounting firm, and the board of directors concurred in such recommendation.

Respectfully submitted by:

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Robert J. Finocchio, Jr., Chairman

John C. Lewis

Harry Motro

STOCK PRICE PERFORMANCE GRAPH

The following line graph compares the cumulative total return to holders of our common stock with the cumulative total return of the Nasdaq National Market (U.S.) Index, a broad market index, and the Nasdaq National Market Electronic Components Index, our peer group index, for the period commencing June 30, 1999 and ending on June 30, 2004. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year.

The graph assumes that $100 was invested on June 30, 1999 in our common stock, the Nasdaq National Market (U.S.) and the Nasdaq National Market Electronic Components Index, and that all dividends were reinvested. No dividends have been declared or paid on our common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Comparison of 5 Year Cumulative Total Return

Among Pinnacle Systems, Inc., The Nasdaq Stock Market (U.S.) Index

and the Peer Group

RELATED PARTY TRANSACTIONS

The employment of William Loesch, our former vice president/general manager, content editing and viewing, was terminated on August 31, 2004. Pursuant to a duly executed separation agreement and release dated August 31, 2004 between us and William Loesch, Mr. Loesch is entitled to receive $140,000, paid over five months commencing on the effective date of this agreement, and reimbursement for elected continuation coverage pursuant to COBRA for a period of five months beginning September 1, 2004 and concluding on January 31, 2005. As part of this agreement, Mr. Loesch has agreed that the consideration under this agreement represents settlement in full of all outstanding obligations owed to him and claims relating or arising from his employment with us.

The employment of Georg Blinn, our former president, personal web video division, was terminated effective September 30, 2004. Pursuant to a duly executed termination agreement dated February 25, 2004 between us and Georg Blinn, Mr. Blinn continued to receive his monthly salary of €17,500 during his leave of absence from January 26, 2004 to September 30, 2004. In addition, the vesting of 131,875 shares of outstanding stock options held by Mr. Blinn was extended until August 31, 2006. Mr. Blinn will have 90 days from September 30, 2004 to exercise his other outstanding stock options. As part of this agreement, Mr. Blinn has agreed that the consideration under this agreement represents settlement in full of all outstanding obligations owed to him and claims relating or arising from his employment with us.

The employment of Robert Wilson, our former senior vice president, corporate development, was terminated on April 5, 2004. Pursuant to a duly executed separation agreement and release dated April 5, 2004 between us and Robert Wilson, Mr. Wilson was entitled to receive the lump sum payments of (i) $52,836.36, less applicable withholdings, which represented three months of his base salary, within five business days after the effective date of his separation agreement, (ii) $31,703.80, which represented three months of his yearly targeted bonus and (iii) three months of elected continuation coverage pursuant to COBRA. In addition, 50% of unvested shares subject to all outstanding stock options held by Mr. Wilson as of April 5, 2004, representing 46,928 shares of our common stock, accelerated and became vested and exercisable. As part of this agreement, Mr. Wilson has agreed that the consideration under this agreement represents settlement in full of all outstanding obligations owed to him and claims relating or arising from his employment with us.

Since July 1, 2003, we believe that there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the agreements described above and the compensation agreements described in “Employment Contracts and Change of Control Arrangements.” We intend that any such future transactions will be approved by the audit committee of the board of directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended June 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with except for the following: (i) delinquently filed Form 4 report regarding sales of shares of our common stock beneficially owned by Mr. Sanders, (ii) delinquently filed Form 3 and Form 4 reports regarding the issuance of an option to purchase our common stock to each of Messrs. Motro and Vaughan, respectively, and (iii) an amended Form 3 filing for Mr. Allgyer.

OTHER MATTERS

We are not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

Dated: September 30, 2004

ANNEX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF PINNACLE SYSTEMS, INC.

(As Amended and Restated July 20, 2004)

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Pinnacle Systems, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be an independent director, as defined in (i) NASDAQ Rule 4200, (ii) NASDAQ Rule 4350(d) and (iii) the rules of the SEC;

•	Each member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities, such that at least one member is a financial expert pursuant to NASDAQ Rule 4350(d).

The Board of Directors may designate one member of the Audit Committee as its chair.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

Review Procedures

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management, internal audit and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	Reviewing its own charter, structure, processes and membership requirements; and

•	Engaging in an annual assessment of the Committee’s performance.

Independent Auditors

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;

•	Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors; and

•

Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, critical accounting policies, alternative treatments of financial information within generally accepted accounting principles, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements.

Regulatory and Other Compliance Matters

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	Reviewing and approving in advance any proposed related party transactions;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC;

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors to advise or assist the Audit Committee in the performance of any of the responsibilities set forth above.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

ANNEX B

CHARTER FOR THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF PINNACLE SYSTEMS, INC.

(As Amended and Restated July 20, 2004)

PURPOSE:

The purpose of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Pinnacle Systems, Inc. (the “Company”) is to ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating and Governance Committee shall: (1) assist the Board by identifying prospective director nominees and recommending to the Board the director nominees for the next annual meeting of shareholders; (2) recommend to the Board director nominees for each committee; (3) develop and recommend to the Board the governance principles applicable to the Company; and (4) oversee the evaluation of the Board.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

The Nominating and Governance Committee shall be comprised of no fewer than three members.

The members of the Nominating and Governance Committee shall meet the independence requirements of The Nasdaq Stock Market.

The members of the Nominating and Governance Committee shall be appointed and replaced by the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

  1.    Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval.

  2.    Determine on an annual basis desired Board qualifications, expertise, characteristics and composition and conduct searches for potential Board members with corresponding attributes. Identify, evaluate and propose nominees for election to the Board. Consider shareholder nominees for election to the Board. In performing these tasks, the Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates.

  3.    Ensure that independent members of the Board convene executive sessions regularly.

  4.    Review the appropriateness of each Board member’s continued service every three years.

  5.    Oversee the Board performance evaluation process.

  6.    Form and delegate authority to subcommittees when appropriate.

  7.    Evaluate and make recommendations to the Board concerning the appointment of directors to Board committees and the selection of Board committee chairs.

  8.    Evaluate and recommend termination of membership of individual directors in accordance with the Board’s governance principles, for cause or for other appropriate reasons.

  9.    Conduct a periodic review on succession planning, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to executive management positions.

10.    Ensure that the Board and the Board committees convene regularly.

B-1

11.    Make regular reports to the Board.

12.    Maintain minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

13.    Review and re-examine this Charter annually and make recommendations to the Board for any proposed changes.

14.    Annually review and evaluate its own performance.

15.    In performing its responsibilities, the Nominating and Governance Committee shall have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors.

B-2

PINNACLE SYSTEMS, INC.

PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF PINNACLE SYSTEMS, INC.

The undersigned shareholder of PINNACLE SYSTEMS, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 30, 2004, and hereby appoints Patti S. Hart and Scott E. Martin, and each of them, proxies and attorneys-in-fact (the “Proxies”), each with the full power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of PINNACLE SYSTEMS, INC. to be held on Wednesday, October 27, 2004 at 2:00 p.m. local time at the Sheraton Palo Alto located at 625 El Camino Real, Palo Alto, California 94301 and at any adjournment or adjournments thereof, and to vote all shares of common stock of Pinnacle Systems, Inc. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE EXTENSION OF THE TERM OF THE 1994 DIRECTOR OPTION PLAN, FOR THE AMENDMENT TO THE 2004 EMPLOYEE STOCK PURCHASE PLAN AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

PLEASE MARK HERE FOR

ADDRESS CHANGE OR COMMENTS   ☐

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.	Election of Directors:

FOR ☐	WITHHOLD ☐	FOR ALL ☐

INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:

01 L. Gregory Ballard

02 Ajay Chopra

03 Teresa Dial

04 Robert J. Finocchio, Jr.

05 Patti S. Hart

06 L. William Krause

07 John C. Lewis

08 Harry Motro

2.	Proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm of Pinnacle Systems, Inc. for the fiscal year ending June 30, 2005:

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to approve to the extension of the term of the 1994 director option plan by one year to August 23, 2005:

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Proposal to approve an amendment to the 2004 employee stock purchase plan to increase the aggregate number of shares of common stock available for issuance thereunder by 2,000,000 to a total of 3,203,227 shares:

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature(s)                                                           Dated                 , 2004

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

^ FOLD AND DETACH HERE ^